Free Writing Prospectus Dated March 11, 2021	Filed pursuant to Rule 433
(To Preliminary Prospectus Supplement dated March 8, 2021 and Prospectus dated September 20, 2018)	Registration Statement No. 333-227263

Sasol Financing USA LLC
$650,000,000 4.375% Notes due 2026
Fully and Unconditionally Guaranteed by Sasol Limited

Pricing Term Sheet
March 11, 2021

Issuer:	Sasol Financing USA LLC
Guarantor:	Sasol Limited
Principal Amount:	$650,000,000
Net Proceeds (before expenses):	$646,230,000
Maturity Date:	September 18, 2026
Coupon:	4.375%
Price to Public:	100.000% of principal amount, plus accrued interest, if any, from March 18, 2021
Yield to Maturity:	4.375%
Benchmark Treasury:	UST 0.500% due February 28, 2026
Spread to Benchmark Treasury:	+ 359.7 basis points
Benchmark Treasury Price and Yield:	98-203/4 / 0.778%
Interest Payment Dates:	March 18 and September 18, commencing September 18, 2021
Day Count Fraction:	30 / 360
Change of Control:	101%
Redemption Provisions:
Make-whole Call:	At any time prior to August 18, 2026, at a discount rate of Treasury plus 50 basis points
Par Call:	On or after August 18, 2026 at 100%
Tax Redemption:	100%
Trade Date:	March 11, 2021
Expected Settlement Date:	March 18, 2021 (T+5)
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	80386WAC9 / US80386WAC91
Expected Listing:	New York Stock Exchange
Corporate Ratings*:	Moody’s: Ba2 (negative) / S&P: BB (negative)
Expected Security Ratings*:	Moody’s: Ba2 / S&P: BB
Sole Global Coordinator and Joint Bookrunner:	BofA Securities, Inc.

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Joint Bookrunners:	Citigroup Global Markets Inc.
Mizuho International plc
MUFG Securities EMEA plc
ABN AMRO Securities (USA) LLC
BNP Paribas
Deutsche Bank AG, London Branch
Intesa Sanpaolo S.p.A., London Branch
J.P. Morgan Securities plc SMBC Nikko Securities America Inc. UniCredit Capital Markets LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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It is expected that delivery of the securities will be made against payment therefor on or about March 18, 2021, which will be five business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days may be required, by virtue of the fact that the securities initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisors.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at +1 800 294 1322; or by calling Citigroup Global Markets Inc. toll-free at +1 800 831 9146; or by calling Mizuho International plc at +44 20 7090 6698; or by calling MUFG Securities EMEA plc at +44 20 7628 5555.

MiFID II professionals / ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

UK MiFIR professionals / ECPs-only / No UK PRIIPs KID – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) has been prepared as not available to retail in the UK.

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No key information document (KID) required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 has been prepared as not available to retail in UK. No sales to retail clients in the UK. Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

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